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                                                                     EXHIBIT (i)

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               PITNEY BOWES INC.


     Pitney Bowes Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, duly noticed and held on October 6, 1997, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that such amendment be submitted to the stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                FURTHER RESOLVED, That the Board of Directors hereby declares it advisable that the first sentence of Article FOURTH of the Restated Certificate of Incorporation be amended to read as follows:

                "The total number of shares of all classes
                of stock which the Corporation shall have
                authority to issue is 485,600,000 shares,
                divided into 600,000 shares of Cumulative
                Preferred Stock with the par value of
                $50.00 per share (hereinafter called
                `Preferred Stock'), 5,000,000 shares of
                Preference Stock without par value
                (hereinafter called `Preference Stock'),
                and
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                480,000,000 shares of Common Stock
                with the par value of $1.00 per share
                (hereinafter called `Common Stock')."

          and hereby directs that such amendment be submitted to the stockholders for their consideration and approval at the Special Meeting to be held on December 18, 1997, at 9:00 a.m., World Headquarters, Stamford, Connecticut

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by law were voted in favor of the amendment.

     THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and that pursuant to such amendment Article Fourth of the Restated Certificate of Incorporation of the Corporation shall henceforth read, in its entirety, as follows:

          "Fourth: - The total number of shares of all classes of stock which the Corporation shall have authority to issue is 485,600,000 shares, divided into 600,000 shares of Cumulative Preferred Stock with the par value of $50.00 per share (hereinafter called `Preferred Stock'), 5,000,000 shares of Preference Stock without par value (hereinafter called `Preference Stock'), and 480,000,000 shares of Common Stock with the par value of $1.00 per share (hereinafter called `Common Stock'). Subject to the provisions of law, the Corporation may issue shares of its Preferred Stock, Preference Stock and Common Stock, respectively, from time to time and any securities convertible into, warrants, options or rights to subscribe for, any such class or classes (or any series of any thereof), for such consideration as may

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          be fixed from time to time by the Board of Directors,
          which is hereby expressly authorized to fix the same in its absolute and uncontrolled discretion subject as aforesaid. Shares of Preference Stock without par value for which consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon and the holders of such shares shall not be liable for any further demands in respect of such shares. The Corporation may issue shares of its Preferred Stock, Preference Stock and Common Stock and any securities convertible into, or warrants, options or rights to subscribe for, such class or classes (or any series of any thereof) without offering the same to the holders of its outstanding capital stock. The minimum amount of capital with which the Corporation shall commence business shall not be less than $100,000."

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